EXECUTION VERSION
Published CUSIP Numbers:
Deal: 46121VAE8
Revolver: 46121VAF5
Term: 46121VAG3

CREDIT AGREEMENT
dated as of February 1, 2016
among
INTUIT INC.,
The Lenders Party Hereto,
BANK OF AMERICA, N.A.
and
JPMORGAN CHASE BANK, N.A.,
as Co-Administrative Agents,
and
U.S. BANK NATIONAL ASSOCIATION
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Syndication Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES L.L.C.,
U.S. BANK NATIONAL ASSOCIATION
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES:
Schedule 2.01 – Commitments
Schedule 6.01 – Existing Liens
Schedule 6.04 – Existing Subsidiary Debt
EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of the Borrower’s Counsel
Exhibit C – Form of Increasing Lender Supplement
Exhibit D – Form of Augmenting Lender Supplement
Exhibit E – List of Closing Documents
Exhibit F – Form of Revolving Maturity Date Extension Request
Exhibit G-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit G-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit G-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit G-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit H – Form of Borrowing Request
Exhibit I – Form of Interest Election Request
Exhibit J – Form of Notice of Loan Prepayment

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This CREDIT AGREEMENT (this “Agreement”) dated as of February 1, 2016 is entered into among INTUIT INC., a Delaware corporation, the Lenders from time to time party hereto, and BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Co-Administrative Agents.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Lead Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitments” means the aggregate Revolving Commitments of all the Lenders. The principal amount of the Aggregate Revolving Commitments in effect on the Effective Date is ONE BILLION DOLLARS ($1,000,000,000).
“Agreed Currencies” means (a) Dollars, (b) Australian Dollars, (c) Canadian Dollars, (d) euro, (e) Pounds Sterling, (f) Japanese Yen, (g) Singapore Dollars and (h) any other currency that is approved in accordance with Section 1.06.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
“Applicable Percentage” means, with respect to any Lender, (a) with respect to the Aggregate Revolving Commitments, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, and (b) with respect to the Term Facility, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the outstanding principal amount of such Lender’s Term Loans at such time. If the Aggregate Revolving Commitments have terminated or expired, the Applicable Percentage of any Lender with respect to the Aggregate Revolving Commitments shall be determined based upon the Aggregate Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, (a) with respect to any Eurocurrency Revolving Loan or any ABR Revolving Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Facility Fee

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Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Category	Index Debt Ratings:	Eurocurrency Spread	ABR Spread	Facility Fee Rate
Category 1:	A3/A- or higher	0.90%	0%	0.10%
Category 2:	Baa1/BBB+	1.00%	0%	0.125%
Category 3:	Baa2/BBB	1.10%	0.10%	0.15%
Category 4:	Baa3/BBB-	1.30%	0.30%	0.20%
Category 5:	Ba1/BB+ or lower	1.50%	0.50%	0.25%
and, (b) with respect to any Eurocurrency Term Loan or any ABR Term Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Category	Index Debt Ratings:	Eurocurrency Spread	ABR Spread
Category 1:	A3/A- or higher	1.125%	0.125%
Category 2:	Baa1/BBB+	1.25%	0.250%
Category 3:	Baa2/BBB	1.375%	0.375%
Category 4:	Baa3/BBB-	1.625%	0.625%
Category 5:	Ba1/BB+ or lower	1.875%	0.875%
For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Lead Administrative Agent and the Lenders pursuant to Section 5.09 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions

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of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Lead Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Lead Administrative Agent.
“Augmenting Lender” has the meaning assigned to such term in Section 2.20.
“Australian Dollars” means the lawful currency of Australia.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Aggregate Revolving Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or becomes the subject of a Bail-In Action, or, in the good faith determination of the Lead Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means Intuit Inc., a Delaware corporation.
“Borrower Materials” has the meaning specified in Section 5.09.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which Borrowing Request shall be in the form of Exhibit H or such other form as may be approved by the Lead Administrative Agent (including any form on an electronic platform or electronic transmission

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system as shall be approved by the Lead Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).
“Canadian Dollars” means the lawful currency of Canada.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolving Loans or Term Loans.
“Co-Administrative Agent” means each of the Lead Administrative Agent and JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as co-administrative agent for the Lenders hereunder.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender. The initial amount of each Lender’s Revolving Commitment and each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Computation Date” is defined in Section 2.04.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning assigned to such term in Section 2.23.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

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“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to all interest, premium payments, debt discount, fees, charges and related expenses in connection with Debt for Borrowed Money (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Co-Syndication Agents” means U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their respective capacities as co-syndication agents for the credit facilities evidenced by this Agreement.
“Credit Party” means the Lead Administrative Agent or any other Lender.
“Declining Lender” has the meaning assigned to such term in Section 2.23.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business of such Person and (ii) earn-outs, hold-backs and similar deferred payment of consideration in acquisitions (but only to the extent that (A) no payment is then owed thereunder and (B) the same are not fixed in amount and non-contingent)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements entered into with a particular counterparty (determined as of any date as the amount such Person would be required to pay to its counterparty in accordance with the terms thereof as if terminated on such date of determination), (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debt for Borrowed Money” means, as at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of the Borrower and its Subsidiaries.

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“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Lead Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Lead Administrative Agent), or (d) has become the subject of a Bankruptcy Event.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disclosed Litigation” means the matters described in the Borrower’s filings made prior to the date hereof with the SEC under the Securities Exchange Act of 1934, as amended.
“Dollar Amount” of any currency at any date means (a) the amount of such currency if such currency is Dollars or (b) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.
“Dollars” or “$” refers to lawful money of the United States.
“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-cash extraordinary losses (including, without limitation, charges for impairment of goodwill) and (f) share based non-cash compensation expense, and minus the sum of (x) non-cash extraordinary gains and (y) interest income, in each case determined in accordance with GAAP for such period.
In the event that the Borrower or any Subsidiary shall have completed since the beginning of the relevant period an acquisition or disposition of any Person, division or business unit for which the Borrower is required to file pro forma financial statements with the SEC, EBITDA shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Debt for Borrowed Money, had occurred at the beginning of such period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of

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an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which an Exchange Rate may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Lead Administrative Agent, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) an Exchange Rate no longer being readily calculable with respect to such currency, or (c) the provision of such currency being impracticable for the Lenders (each, a “Disqualifying Event”), then the Lead Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Lead Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into Dollars, subject to the other terms contained herein.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising pursuant to or based upon any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“euro” and/or “EUR” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to clause (a) of the definition of LIBO Rate.
“Eurocurrency Payment Office” of the Lead Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Lead Administrative Agent for such currency as specified from time to time by the Lead Administrative Agent to the Borrower and each Lender.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Lead Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Lead Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery

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two Business Days later; provided, that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Lead Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 17, 2012, by and among the Borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, supplemented or restated prior to the date hereof.
“Existing Revolving Maturity Date” has the meaning assigned to such term in Section 2.23.
“Extension Effective Date” has the meaning assigned to such term in Section 2.23.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lead Administrative Agent.
“Fee Letter” means that certain letter agreement dated January 6, 2016 by and among the Borrower, Bank of America and MLPFS.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Currencies” means Agreed Currencies other than Dollars.

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“Foreign Currency Sublimit” means $100,000,000.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar interest rate or exchange rate hedging agreements.
“Increasing Lender” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or entity or subject to any other credit enhancement.
“Information” has the meaning specified in Section 9.12.
“Information Memorandum” means the Confidential Information Memorandum dated January 2016 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which Interest Election Request shall be in the form of Exhibit I or such other form as may be approved by the Lead Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Lead Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

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“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each January, April, July and October and the Revolving Maturity Date or the Term Maturity Date, as applicable and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Maturity Date or the Term Maturity Date, as applicable.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date that is one, two, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as the Borrower may elect, or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders; provided, that, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Revolving Maturity Date or the Term Maturity Date, as applicable.
“IRS” means the United States Internal Revenue Service.
“Japanese Yen” or “JPY” means the lawful currency of Japan.
“Latest Maturity Date” means, at any date of determination, the latest of the Revolving Maturity Date and the Term Maturity Date.
“Lead Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates).
“Lead Arrangers” means MLPFS, J.P. Morgan Securities L.L.C., U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their respective capacities as joint lead arrangers and joint bookrunners.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, (a) with respect to any Eurocurrency Loan for any Interest Period, (i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Lead Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lead Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, (ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Lead Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lead Administrative Agent from time to time) at or

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about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period, (iii) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Lead Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lead Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period, (iv) denominated in Singapore Dollars, the rate per annum equal to the Singapore Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Lead Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lead Administrative Agent from time to time) at or about 11:00 a.m. (Singapore time) on the Rate Determination Date with a term equivalent to such Interest Period, and (v) denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such currency at the time such currency is approved by the Lead Administrative Agent and the relevant Lenders pursuant to Section 1.06, and (b) for any rate calculation with respect to an ABR Loan on any date, the rate per annum equal to the LIBO Rate, at or about 11:00 a.m., London time, determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided, that, (i) to the extent a comparable or successor rate is approved by the Lead Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Lead Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lead Administrative Agent, and (ii) if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“LIBOR Quoted Currency” means Dollars, euro, Pounds Sterling, and Japanese Yen, in each case as long as there is a published LIBO Rate with respect thereto.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor.
“Loan Documents” means this Agreement, the Notes, any Incremental Term Loan Amendment, the Fee Letter, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lead Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Lead Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Term Loan or an Incremental Term Loan.
“Local Time” means (a) New York City time in the case of a Loan or Borrowing denominated in Dollars and (b) local time in the case of a Loan or Borrowing denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Lead Administrative Agent).

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“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled or has its office that is subject to regulation by any Governmental Authority.
“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lead Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as applicable.
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger and joint book runner.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.
“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.10(f), evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be in the form of Exhibit J or such other form as may be approved by the Lead Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Lead Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Lead Administrative Agent, or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated,

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secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Foreign Currency Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Lead Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.02 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and for which any reserves required by GAAP have been established; (c) pledges or deposits to secure obligations under workers’ compensation

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laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords’ Liens under leases to which such Person is a party; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens securing judgments for the payment of money not constituting an Event of Default under clause (f) of Article VII or securing appeal or other surety bonds related to such judgments; and (j) restrictions on funds held for payroll customers pursuant to obligations to such customers.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 5.09.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prime Rate” means a rate of interest per annum set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis”, when used in reference to any computations, means that such computations are to be made on a basis that gives effect to the applicable acquisition or disposition as if such acquisition or disposition had occurred on the date specified, in a manner consistent with the requirements of the SEC for pro forma financial information set forth in Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such indebtedness).
“Public Lender” has the meaning specified in Section 5.09.
“Rate Determination Date” means, with respect to an Interest Period, the date that is two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Lead Administrative Agent; provided, that, to the extent such market practice is not administratively feasible for the Lead Administrative Agent, such other day as otherwise reasonably determined by the Lead Administrative Agent).
“Recipient” means (a) the Lead Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

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“Register” has the meaning assigned to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Response Date” has the meaning assigned to such term in Section 2.23.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower, and solely purposes of delivering Borrowing Requests, Interest Election Requests or Notices of Loan Prepayment pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Lead Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Lead Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Revolving Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“Revolving Maturity Date” means February 1, 2021, as extended pursuant to Section 2.23; provided, that, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.
“Revolving Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit F hereto or such other form as shall be approved by the Lead Administrative Agent, for the extension of the Revolving Maturity Date pursuant to Section 2.23.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

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“SEC” means the United States Securities and Exchange Commission.
“Singapore Dollars” means the lawful currency of Singapore.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Notice Currency” means, at any time, an Agreed Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Subordinated Debt” means any Debt of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Lead Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all of the Lenders outstanding at such time.
“Term Loan” means a Loan made by any Lender under the Term Facility.
“Term Loan Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Effective Date is FIVE HUNDRED MILLION DOLLARS ($500,000,000).
“Term Maturity Date” means February 1, 2021; provided, that, if such date is not a Business Day, the Term Maturity Date shall be the next preceding Business Day.
“Total Credit Exposure” means, as to any Lender at any time, the aggregate amount of unused Revolving Commitments, Revolving Credit Exposure, and outstanding amount of all Term Loans, in each case, of such Lender at such time.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) clause (a) of the definition of LIBO Rate or (b) the Alternate Base Rate.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Voting Stock” means capital stock issued by a corporation, or equivalent interest in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan Borrowing”).

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SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and the specific inclusion of such phrase in certain clauses shall not imply that such phrase is not included in others. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Lead Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lead Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05.    Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Debt, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Lead Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under

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the terms of such Subordinated Debt. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Debt is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.
SECTION 1.06.    Additional Agreed Currencies.
(a)    The Borrower may from time to time request that Eurocurrency Loans be made in a currency other than those specifically listed in the definition of “Agreed Currency”; provided, that, such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Lead Administrative Agent and the Lenders.
(b)    Any such request shall be made to the Lead Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Lead Administrative Agent). The Lead Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Lead Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans in such requested currency.
(c)    Any failure by a Lender to respond to such request within the time period specified in clause (b) shall be deemed to be a refusal by such Lender to permit Eurocurrency Loans to be made in such requested currency. If the Lead Administrative Agent and all of the Lenders consent to making Eurocurrency Loans in such requested currency and the Lead Administrative Agent and the Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Lead Administrative Agent shall so notify the Borrower and (i) the Lead Administrative Agent, the Borrower and the Lenders may amend the definition of LIBO Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable LIBO Rate for such currency and (ii) to the extent the definition of LIBO Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Agreed Currency for purposes of any Borrowings of Eurocurrency Loans. If the Lead Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Lead Administrative Agent shall promptly so notify the Borrower.
SECTION 1.07.    Change of Currency.
(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided, that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

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(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lead Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by any member state of the European Union and any relevant market conventions or practices relating to the euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lead Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II
The Credits
SECTION 2.01.    Loans.
(a)    Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitments or (c) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding principal amount of the Revolving Loans denominated in Foreign Currencies exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)    Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower in Dollars on the Effective Date in an amount not to exceed such Lender’s Applicable Percentage of the Term Facility. Term Loans repaid or prepaid may not be reborrowed.
SECTION 2.02.    Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided, that, each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that, any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY100,000,000 or (ii) in a Foreign Currency other than Japanese Yen, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such

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Borrowing is denominated in (i) Japanese Yen, JPY500,000,000 or (ii) in a Foreign Currency other than Japanese Yen, 5,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, that, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that, (x) there shall not at any time be more than a total of six (6) Interest Periods outstanding with respect to all Revolving Loan Borrowings and (y) there shall not at any time be more than a total of six (6) Interest Periods outstanding with respect to the Term Facility.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Maturity Date, as applicable.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Lead Administrative Agent of such request by irrevocable notice which may be given by a Borrowing Request or by telephone (provided, that, any telephonic notice must be confirmed immediately by delivery to the Lead Administrative Agent of a Borrowing Request) (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, Local Time, three (3) Business Days before the date of such proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 12:00 noon, Local Time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided, that, if the Borrower wishes to request a Eurocurrency Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Lead Administrative Agent not later than 12:00 noon, Local Time, (i) in the case of a Eurocurrency Borrowing denominated in Dollars, four (4) Business Days before the date of such proposed Borrowing or (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, five (5) Business Days (or six (6) Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing, whereupon the Lead Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, Local Time, (A) three (3) Business Days before the requested date of such Eurocurrency Borrowing denominated in Dollars, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Eurocurrency Borrowing denominated a Foreign Currency, the Lead Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing Request shall specify the following information in compliance with Section 2.02: (1) the aggregate amount of the requested Borrowing; (2) the date of such Borrowing, which shall be a Business Day; (3) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; (4) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and (5) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Lead Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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SECTION 2.04.    Determination of Dollar Amounts. The Lead Administrative Agent will determine the Dollar Amount of: (a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing, and (b) all outstanding Borrowings on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Lead Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Lead Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Borrowing for which a Dollar Amount is determined on or as of such day.
SECTION 2.05.    Intentionally Omitted .
SECTION 2.06.    Intentionally Omitted .
SECTION 2.07.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Lead Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Lead Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency. The Lead Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Borrower maintained with the Lead Administrative Agent in the United States and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency.
(b)    Unless the Lead Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Lead Administrative Agent such Lender’s share of such Borrowing, the Lead Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Lead Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Lead Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Lead Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Lead Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Lead Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections.

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(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Lead Administrative Agent of such election by irrevocable notice which may be given by an Interest Election Request or by telephone (provided, that, any telephonic notice must be confirmed immediately by delivery to the Lead Administrative Agent of an Interest Election Request) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02: (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Lead Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lead Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Borrowing denominated in Dollars may be converted to or continued

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as a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (C) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.
SECTION 2.09.    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Aggregate Revolving Commitments shall terminate on the Revolving Maturity Date.
(b)    The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Term Loan Borrowing.
(c)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Revolving Commitments; provided, that, (i) each reduction of the Aggregate Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitments.
(d)    The Borrower shall notify the Lead Administrative Agent of any election to terminate or reduce the Aggregate Revolving Commitments under clause (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Lead Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that, a notice of termination of the Aggregate Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lead Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Revolving Commitments shall be permanent. Each reduction of the Aggregate Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
(e)    If after giving effect to any reduction or termination of the Aggregate Revolving Commitments under this Section 2.09, the Foreign Currency Sublimit exceeds the Aggregate Revolving Commitments at such time, the Foreign Currency Sublimit shall be automatically reduced by the amount of such excess.
SECTION 2.10.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Lead Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date in the currency of such Loan.
(b)    The Borrower hereby unconditionally promises to pay to the Lead Administrative Agent for the account of each Lender the aggregate principal amount of all Term Loans outstanding in installments on the last Business Day of each of January, April, July and October and on the Term Maturity Date, in each case, in the respective amounts set forth in the table below (as such installments

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may hereafter be adjusted as a result of prepayments made pursuant hereto), unless accelerated sooner pursuant to Article VII:

Payment Dates	Principal Amortization Payment (% of Initial Principal Amount of all Term Loans)
July, 2017	2.50%
October, 2017	2.50%
January, 2018	2.50%
April, 2018	2.50%
July, 2018	2.50%
October, 2018	2.50%
January, 2019	2.50%
April, 2019	2.50%
July, 2019	2.50%
October, 2019	2.50%
January, 2020	2.50%
April, 2020	2.50%
July, 2020	2.50%
October, 2020	2.50%
Term Maturity Date	Outstanding Principal Balance of all Term Loans

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Lead Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Lead Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to clauses (c) and (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that, the failure of any Lender or the Lead Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Lead Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant

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to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice and delivery of a Notice of Loan Prepayment in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Lead Administrative Agent by delivery of a Notice of Loan Prepayment of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of prepayment of any Eurocurrency Borrowing denominated in Dollars (or (x) four (4) Business Days in the case of prepayment of any Eurocurrency Borrowing denominated in a Foreign Currency, or (y) or five (5) Business Days in the case of prepayment of any Eurocurrency Borrowing denominated in a Special Notice Currency) or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Any prepayment of (A) a Eurocurrency Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Eurocurrency Borrowing is denominated in (i) Japanese Yen, JPY100,000,000 or (ii) in a Foreign Currency other than Japanese Yen, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY500,000,000 or (ii) in a Foreign Currency other than Japanese Yen, 5,000,000 units of such currency), or (B) an ABR Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or, in each case, if less, the entire principal amount thereof then outstanding. Promptly following receipt of any such notice relating to a Borrowing, the Lead Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
(b)    If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Borrowings denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Borrowing) exceeds the Aggregate Revolving Commitments or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Borrowing, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Revolving Commitments or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Borrowing, exceeds 105% of the Foreign Currency Sublimit, the Borrower shall in each case immediately repay Borrowings in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving

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Commitments and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.
SECTION 2.12.    Fees.
(a)    The Borrower agrees to pay to the Lead Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided, that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last Business Day of January, April, July and October of each year and on the date on which the Aggregate Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided, that, any facility fees accruing after the date on which the Aggregate Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay to the Lead Administrative Agent and MLPFS, for their own respective accounts, fees payable in the amounts and at the times specified in the Fee Letter.
(c)    All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Lead Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that, (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment

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and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Computations of interest for ABR Loans (including ABR Loans determined by reference to the LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Agreed Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The applicable Alternate Base Rate or LIBO Rate shall be determined by the Lead Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest; Illegality.
(a)    If in connection with any request for a Loan or a conversion to or continuation thereof:
(i)    the Lead Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether denominated in Dollars or a Foreign Currency) or in connection with an existing or proposed ABR Loan;
(ii)    the Lead Administrative Agent determines that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an Agreed Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls);
(iii)    the Lead Administrative Agent determines that deposits (whether in Dollars or a Foreign Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of the applicable Loan; or
(iv)    the Lead Administrative Agent is advised by the Required Lenders that the LIBO Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in the applicable Borrowing for such Interest Period;
then the Lead Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable and thereafter, (A) the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (B) in the event of a determination described in the foregoing with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Lead Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Loans or Interest Periods) or,

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failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in Dollars in the amount specified therein.
Notwithstanding the foregoing, if the Lead Administrative Agent has made the determination described in clauses (a)(i), (a)(ii) or (a)(iii) of this Section and the Borrower shall so request, the Lead Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided, that, until so amended, such Loans will be handled as otherwise provided pursuant to the terms of this Section.
(b)    If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Borrowing or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Agreed Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Lead Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or to make or continue Eurocurrency Loans in the affected currency or currencies or, to convert ABR Loans to Eurocurrency Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Lead Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Lead Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Lead Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Lead Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Lead Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Lead Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.15.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement contemplated by Section 2.15(e));

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(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided, that, a Lender shall not be entitled to any compensation pursuant to Section 2.15(a) or (b) to the extent such Lender is not generally imposing such changes or requesting such compensation from other similarly situated borrowers under similar circumstances.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to clause (a) or (b) of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to clause (a) or (b) of this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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(e)    The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Lead Administrative Agent) of such additional interest or costs from such Lender in the form of a certificate of such Lender setting forth the amount of such additional interest or costs and the computation (in reasonable detail) thereof. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
(f)    If any Lender incurs any Mandatory Costs attributable to the Obligations, then from time to time the Borrower will pay to such Lender such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations. A certificate of a Lender setting forth such amount and the computation (in reasonable detail) thereof shall be delivered to the Borrower and shall be conclusive absent manifest error.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17.    Taxes.

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(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Lead Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Lead Administrative Agent or the Borrower, then the Lead Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.
(ii)    If the Borrower or the Lead Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Lead Administrative Agent shall withhold or make such deductions as are determined by the Lead Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Lead Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If the Borrower or the Lead Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Lead Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Borrower or the Lead Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lead Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Lead Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lead Administrative Agent.

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(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Lead Administrative Agent), or by the Lead Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall indemnify the Lead Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Lead Administrative Agent as required pursuant to Section 2.17(e) below. To the extent that the Borrower indemnifies the Lead Administrative Agent pursuant to the immediately preceding sentence for (A) an amount described in Section 2.17(e)(ii) or 2.17(e)(iii) or (B) an amount described in Section 2.17(e)(i) for which the Borrower has already indemnified an applicable Lender, the applicable Lender shall indemnify the Borrower to the extent of such payment.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Lead Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Lead Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Lead Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Lead Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Lead Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Lead Administrative Agent to the Lender from any other source against any amount due to the Lead Administrative Agent under this subsection (e).
(f)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Lead Administrative Agent, at the time or times reasonably requested by the Borrower or the Lead Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Lead Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Lead Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Lead Administrative Agent as will enable the Borrower or the Lead Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 2.17(f)(ii)(A), (ii)(B) and below or (B) required by applicable law other than the Code or required by the

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taxing authorities of the non-U.S. jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Lead Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Lead Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Lead Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Lead Administrative Agent), whichever of the following is applicable;
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance

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Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Lead Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Lead Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Lead Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Lead Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Lead Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Lead Administrative Agent as may be necessary for the Borrower and the Lead Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Lead Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Lead Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses

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(including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Lead Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Lead Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Any amounts received after such time on any date may, in the discretion of the Lead Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Borrowing was made (or where such currency has been converted to euro, in euro) and (ii) to the Lead Administrative Agent at its offices at 901 Main Street, Mail Code: TX1-492-14-11, Dallas, Texas 75202-3714 or, in the case of a Borrowing denominated in a Foreign Currency, the Lead Administrative Agent’s Eurocurrency Payment Office for such currency, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Lead Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Lead Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties

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hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
(b)    If at any time insufficient funds are received by and available to the Lead Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Lead Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lead Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Lead Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Lead Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Lead Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Lead Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Lead Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Lead Administrative Agent for the account of such Lender and for the benefit of the Lead Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as

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cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Lead Administrative Agent in its discretion.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender is a Declining Lender under Section 2.23, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Lead Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that, (i) the Borrower shall have received the prior written consent of the Lead Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20.    Expansion Option. The Borrower may from time to time elect to increase the Aggregate Revolving Commitments and/or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in minimum increments of $25,000,000, so long as, after giving effect thereto, (x) the aggregate amount of all such increases of the Aggregate Revolving Commitments does not exceed $250,000,000 and (y) the aggregate initial principal amount of all such Incremental Term Loans does not exceed $500,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided, that, none of the Borrower or any of its Subsidiaries or Affiliates or a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) may be an Augmenting Lender), to increase their existing Revolving Commitments, or to participate in such

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Incremental Term Loans, or extend new Revolving Commitments, as the case may be; provided, that, (i) each Augmenting Lender shall be subject to the approval of the Borrower and the Lead Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Augmenting Lenders and Increasing Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in the Aggregate Revolving Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Lead Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Lead Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Aggregate Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in clauses (a) and (b) Section 4.02 shall be satisfied or waived by the Required Lenders and the Lead Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer who is a Responsible Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.07 (and assuming for such purposes that any increase in the Aggregate Revolving Commitments is fully drawn) and (ii) the Lead Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Aggregate Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Lead Administrative Agent such amounts in immediately available funds as the Lead Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Aggregate Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the Term Loans, (b) shall not mature earlier than the Latest Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the Term Loans; provided, that, (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Latest Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Latest Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the Term Loans. Incremental Term Loans shall be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Lead Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Lead Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or

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otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.
SECTION 2.21.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lead Administrative Agent could purchase the specified currency with such other currency at the Lead Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Lead Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Lead Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Lead Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Lead Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Lead Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Lead Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Lead Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
SECTION 2.22.    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.02.
(ii)    Any payment of principal, interest, fees or other amounts received by the Lead Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Lead Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Lead Administrative Agent as follows: first, to the payment on any amounts owing by such Defaulting Lender to the Lead Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Borrowing in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Lead Administrative Agent; third, if so determined by the Lead Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any

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Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, that, if (1) such payment is a payment of the principal amount of any Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of owed to such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    (A) Each Defaulting Lender shall be entitled to receive fees payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the outstanding principal amount of the Revolving Loans funded by it.
(B)    With respect to any fee payable under Section 2.12(a) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.
(b)    If the Borrower and the Lead Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Lead Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Lead Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.23.    Extension of Revolving Maturity Date.
(a)    The Borrower may, by delivery of a Revolving Maturity Date Extension Request to the Lead Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than forty-five (45) days, and not more than seventy-five (75) days, prior to the then existing Revolving Maturity Date (the “Existing Revolving Maturity Date”), request that the Lenders extend the Existing Revolving Maturity Date in accordance with this Section 2.23; provided, that, (i) the Borrower shall not be permitted to submit more than two (2) Revolving Maturity Date Extension Requests during the term of this Agreement and (ii) no such Revolving Maturity Date Extension

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Request shall be effective unless the total Revolving Commitments of the Consenting Lenders (as defined below) and the total Revolving Commitments of the Replacement Lenders (as defined below) shall be more than 50% of the Aggregate Revolving Commitments in effect immediately prior to the applicable Existing Revolving Maturity Date. Each Revolving Maturity Date Extension Request shall (i) specify the date to which the Revolving Maturity Date is sought to be extended (which shall in no event be later than the date that is one year after the Existing Revolving Maturity Date), (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Revolving Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Revolving Commitments (and related Revolving Loans) extended to such new Revolving Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Revolving Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Revolving Maturity Date Extension Request; provided, that, no such changes or modifications requiring approvals pursuant to Section 9.02(b) shall become effective prior to the then existing Revolving Maturity Date unless such other approvals have been obtained. In the event a Revolving Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right (but not the obligation) to agree to the extension of the Existing Revolving Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Revolving Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Revolving Commitment of such Lender with respect to which such Lender agrees to the extension of the Revolving Maturity Date, delivered to the Borrower (with a copy to the Lead Administrative Agent) not later than a date (a “Response Date”) to be agreed upon by the Borrower and the Lead Administrative Agent following the date on which the Revolving Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that (x) any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender and (y) any Response Date shall be no earlier than fourteen (14) days after the applicable Revolving Maturity Date Extension Request has been delivered to the Lenders). If a Lender elects to extend only a portion of its then existing Revolving Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Revolving Commitment. If Consenting Lenders shall have agreed to such Revolving Maturity Date Extension Request in respect of Revolving Commitments held by them, then, subject to clause (d) of this Section, on the date specified in the Revolving Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Revolving Maturity Date of the applicable Revolving Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Revolving Commitments of the Consenting Lenders (including interest and fees in respect thereof), shall be modified as set forth in the Revolving Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Revolving Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.
(b)    Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19 and 9.04, at any time prior to the Existing Revolving Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Revolving Commitments subject to a Revolving Maturity Date Extension Request that it has not agreed to extend) with a Lender, or other financial institution approved by the Lead Administrative Agent (such approval not to be unreasonably withheld or delayed) (any such Lender or other financial institution, a “Replacement Lender”), that will agree to such Revolving Maturity

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Date Extension Request, and any such Replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Revolving Commitment assigned to and assumed by it on and after the effective time of such replacement.
(c)    If a Revolving Maturity Date Extension Request has become effective hereunder:
(i)    not later than the fifth (5th) Business Day prior to the Existing Revolving Maturity Date, the Borrower shall make prepayments of Revolving Loans in the manner set forth in Section 2.11 such that, after giving effect to such prepayments, the aggregate Revolving Credit Exposures outstanding as of such date will not exceed the Revolving Commitments of the Consenting Lenders extended pursuant to this Section 2.23 (and the Borrower shall not be permitted thereafter to request any Revolving Loan if, after giving effect thereto, the aggregate Revolving Credit Exposures outstanding would exceed the aggregate amount of the Revolving Commitments so extended); and (ii) on the Existing Revolving Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in clause (b) of this Section, terminate, and the Borrower shall repay all of the Revolving Loans of each Declining Lender, to the extent such Revolving Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Revolving Commitment of any Consenting Lender shall, to the extent the amount of such Revolving Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to clause (a) of this Section, be permanently reduced by the amount of such excess, and the Borrower shall prepay the proportionate part of the outstanding Revolving Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Revolving Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Revolving Maturity Date), it being understood that such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments.
(d)    Notwithstanding the foregoing, no Revolving Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, (i) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Revolving Maturity Date Extension Request) and the Lead Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer who is a Responsible Officer of the Borrower and (ii) the Lead Administrative Agent shall have received customary corporate authorization documents (including an opinion of counsel as to due authorization and enforceability) to the extent reasonably required by the Lead Administrative Agent.
(e)    Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Revolving Maturity Date in accordance with the express terms of this Section 2.23, or any amendment or modification of the terms and conditions of the Revolving Commitments and Revolving Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.09(d) or Section 2.18(b) or (d) or any other provision of this Agreement requiring the ratable reduction of Aggregate Revolving Commitments

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or the ratable sharing or making of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).
(f)    The Borrower, the Lead Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Revolving Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.23.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01.    Organization; Good Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
SECTION 3.02.    Authorization; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower, other than violations of contractual restrictions that could not reasonably be expected to result in a Material Adverse Effect or result in the imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
SECTION 3.03.    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.
SECTION 3.04.    Enforceability. This Agreement has been, and each of the Notes to be delivered by it hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
SECTION 3.05.    Financial Condition; No Material Adverse Change.
(a)    The Consolidated balance sheet of the Borrower and its Subsidiaries as at July 31, 2015, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at October 31, 2015, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower as contemplated by Item 601(b)(3)(i) of Regulation S-K under the Securities Exchange Act of 1934, as amended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at October 31, 2015, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments,

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the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.
(b)    Since July 31, 2015, there has been no Material Adverse Change.
SECTION 3.06.    Litigation and Environmental Matters. There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described in the Borrower’s filings made prior to the date hereof with the SEC under the Securities Exchange Act of 1934, as amended, that has resulted in or would have a Material Adverse Effect, or (ii) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
SECTION 3.07.    Federal Reserve Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board). Following application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 6.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of clause (d) of Article VII will be margin stock (within the meaning of Regulation U issued by the Board).
SECTION 3.08.    Investment Company Status. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.09.    Disclosure. Neither the Information Memorandum nor any other information, exhibits or reports furnished by or on behalf of the Borrower to the Lead Administrative Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, when taken as a whole, as and when furnished, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in any material respect; provided, that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made.
SECTION 3.10.    Solvency. The Borrower is, individually and together with its Subsidiaries, Solvent.
SECTION 3.11.    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions.

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SECTION 3.12.    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
SECTION 3.13.    EEA Financial Institution. The Borrower is not an EEA Financial Institution.
ARTICLE IV
Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Lead Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lead Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Lead Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Lead Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(b)    The Lead Administrative Agent shall have received a favorable written opinion (addressed to the Lead Administrative Agent and the Lenders and dated the Effective Date) of Fenwick & West LLP, counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Lead Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Lead Administrative Agent shall have received such documents and certificates as are customary for transactions of this type relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Lead Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(d)    The Lead Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02.
(e)    The Lead Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans).

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(f)    The Lead Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the reasonable discretion of the Lead Administrative Agent, advisable in connection with the Transactions have been obtained and are in full force and effect.
(g)    The Lead Administrative Agent shall have received (i) audited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended July 31, 2015 and July 31, 2014, and (ii) unaudited interim Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended October 31, 2015.
(h)    Each Lender shall have received all documentation and other information that it has reasonably requested in writing at least ten (10) days prior to the Effective Date and that it has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
(i)    The Lead Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Lead Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Lead Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement (other than, after the Effective Date, those set forth in Sections 3.05(b) and 3.06) shall be true and correct on and as of the date of such Borrowing.
(b)    At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
(c)    In the case of a Borrowing to be denominated in a Foreign Currency, (i) such currency remains an Eligible Currency, and (ii) there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lead Administrative Agent or the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Foreign Currency.
Each borrowing (other than a conversion of Loans to the other Type or a continuation of Eurocurrency Loans) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.
ARTICLE V

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Affirmative Covenants
Until the Aggregate Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Compliance with Laws, etc. The Borrower will comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02.    Payment of Taxes, etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, that, neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves under generally applicable accounting principles are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
SECTION 5.03.    Maintenance of Insurance. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, that, the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
SECTION 5.04.    Preservation of Corporate Existence, etc. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, that, the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 6.02; provided, further, that, neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the corporate existence of any Subsidiary, if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.
SECTION 5.05.    Visitation Rights. The Borrower will, at any reasonable time and from time to time, permit the Lead Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
SECTION 5.06.    Keeping of Books. The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with, and to the extent required by, GAAP in effect from time to time (or local accounting requirements).

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SECTION 5.07.    Maintenance of Properties, etc. The Borrower will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 5.08.    Transactions with Affiliates. The Borrower will conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (a) transactions between the Borrower and its Subsidiaries, or between two or more Subsidiaries, (b) compensation arrangements for directors or executive officers approved by the board of directors or the compensation committee of the board of directors and (c) transactions incurred in the ordinary course of business with Persons that have directors or executive officers who are also directors or executive officers of the Borrower; provided, that, nothing contained in this Section 5.08 shall prevent the Borrower from paying dividends or making other cash distributions to its stockholders.
SECTION 5.09.    Reporting Requirements. The Borrower will furnish to the Lead Administrative Agent:
(a)    as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer who is a Responsible Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and certificates of the chief financial officer, chief accounting officer, controller or treasurer who is a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.07; provided, that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.07, a statement of reconciliation conforming such financial statements to GAAP;
(b)    as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young LLP or other independent public accountants of recognized national standing that does not include any “going concern” or similar qualification, or any qualification as to the scope of their audit and certificates of the chief financial officer, chief accounting officer, controller or treasurer who is a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.07; provided, that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.07, a statement of reconciliation conforming such financial statements to GAAP;

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(c)    as soon as possible and in any event within five (5) days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer who is a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(d)    promptly after the sending or filing thereof, copies of all reports that the Borrower sends to its securityholders generally, and copies of all reports on Form 10-K, 10-Q or 8-K (other than pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended) and registration statements for the public offering (other than pursuant to employee Plans) of securities of the Borrower that the Borrower or any Subsidiary files with the SEC or any national securities exchange;
(e)    promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(f)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 3.06; and
(g)    such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Lead Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.09 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided, that, the Borrower shall notify (which may be by facsimile or electronic mail) the Lead Administrative Agent of the filing of any such documents and provide to the Lead Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the statements required by clause (c) of this Section 5.09 to the Lead Administrative Agent.
The Borrower hereby acknowledges that (a) the Lead Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Lead Administrative Agent, the Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Lead Administrative

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Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”.
ARTICLE VI
Negative Covenants
Until the Aggregate Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Liens, etc. The Borrower will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(a)    Permitted Liens;
(b)    purchase money Liens (including Liens securing capital leases) upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment and related expenses, or Liens existing on any property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that, no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and accessions thereto), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;
(c)    the Liens existing on the Effective Date and described on Schedule 6.01 hereto;
(d)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided, that, such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;
(e)    Liens on cash collateral or government securities to secure obligations under Hedge Agreements and letters of credit; provided, that, the aggregate value of any collateral so pledged does not exceed $50,000,000 in the aggregate at any time;
(f)    assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;
(g)    other Liens securing Debt in an aggregate principal amount not to exceed the amount specified in Section 6.04(f) at any time outstanding; and

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(h)    the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
SECTION 6.02.    Mergers, etc. The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (a) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (b) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, (c) any Subsidiary of the Borrower may merge into or dispose of assets to any other Person so long as the Borrower delivers to the Lead Administrative Agent a certificate from a Responsible Officer of the Borrower demonstrating pro forma compliance with Section 6.07 after giving effect to such transaction, (d) any Subsidiary of the Borrower may merge with any other Person so long as such Subsidiary (or another wholly-owned Subsidiary of the Borrower) is the surviving corporation and (e) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation; provided, that, in each case, no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
SECTION 6.03.    Accounting Changes. The Borrower will not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.
SECTION 6.04.    Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to create or suffer to exist, any Debt other than:
(a)    Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower;
(b)    Debt existing on the Effective Date and described on Schedule 6.04 hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt; provided, that, the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;
(c)    Debt of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower (the “Assumed Debt”) and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Assumed Debt; provided, that, (i) such Debt was not created in contemplation of such merger, consolidation or acquisition and (ii) that the principal amount of such Assumed Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;
(d)    Debt of the type permitted to be secured by Liens pursuant to Section 6.01(b);
(e)    endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

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(f)    other Debt aggregating for all of the Subsidiaries of the Borrower, together with Debt secured by Liens permitted under Section 6.01(g), an amount not to exceed ten percent (10%) of Consolidated total assets at any time outstanding (determined as of the date such Debt or Lien was incurred).
SECTION 6.05.    Speculative Transactions. The Borrower will not engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or Hedge Agreements except in the ordinary course of business and not for speculative purposes.
SECTION 6.06.    Change in Nature of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any extent material to the Borrower and its Subsidiaries on a consolidated basis in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related or complementary thereto.
SECTION 6.07.    Financial Covenants.
(a)    Maximum Leverage Ratio. The Borrower will maintain, as of any date, a ratio of Consolidated Debt for Borrowed Money as at such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended of not greater than 3.25 to 1.00.
(b)    Minimum Interest Coverage Ratio. The Borrower will maintain, as of the last day of each fiscal quarter, a ratio of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters then ended to Consolidated Interest Charges for the period of four (4) consecutive fiscal quarters then ended of not less than 3.00 to 1.00.
SECTION 6.08.    Sanctions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Co-Administrative Agent, or otherwise) of Sanctions.
SECTION 6.09.    Anti-Corruption Laws. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement or any Note within three (3) Business Days after the same becomes due and payable;

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(b)    any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made;
(c)    (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.04, 5.05, 5.08, 5.09 or Article VI, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lead Administrative Agent or any Lender;
(d)    the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;
(e)    the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e);
(f)    judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, that, any such judgment or order shall not be an Event of Default under this clause (f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;

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(g)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of the Borrower representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) during any period of up to twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (ii)(B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct the management or policies of the Borrower;
(h)    the Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
(i)    the Borrower shall fail to comply with Section 2.23(c);
then, and in every such event (other than an event with respect to the Borrower described in clause (e) of this Article), and at any time thereafter during the continuance of such event, the Lead Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (1) terminate the Aggregate Revolving Commitments, and thereupon the Aggregate Revolving Commitments shall terminate immediately, and (2) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (e) of this Article, the Aggregate Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

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Upon the occurrence and during the continuance of an Event of Default, the Lead Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Lead Administrative Agent under the Loan Documents or at law or equity.
ARTICLE VIII
The Lead Administrative Agent
Each of the Lenders hereby irrevocably appoints the Lead Administrative Agent as its agent and authorizes the Lead Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Lead Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Lead Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Lead Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
The Person serving as the Lead Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Lead Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Lead Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Lead Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Lead Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Lead Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Lead Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Lead Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided, that, the Lead Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Lead Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and (c) except as expressly set forth in the Loan Documents, the Lead Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by any Person serving as the Lead Administrative Agent or any of its Affiliates in any capacity. The Lead Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Lead Administrative Agent shall not be

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deemed to have knowledge of any Default unless and until written notice thereof is given to the Lead Administrative Agent by the Borrower or a Lender, and the Lead Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Lead Administrative Agent.
The Lead Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Lead Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Lead Administrative Agent may presume that such condition is satisfactory to such Lender unless the Lead Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Lead Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Lead Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Lead Administrative Agent. The Lead Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Lead Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Lead Administrative Agent. The Lead Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that the Lead Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
The Lead Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such resignation notice, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Lead Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders, the “Resignation Effective Date”), then the retiring Lead Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Lead Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank (provided, that in no event shall any such successor Lead Administrative Agent be a Defaulting Lender). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Lead Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments or other amounts then owed to the retiring Lead Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Lead Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Lead Administrative Agent as provided for above. Upon the acceptance

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of a successor’s appointment as the Lead Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Lead Administrative Agent (other than as provided hereunder and other than any rights to indemnity payments or other amounts owed to the retiring Lead Administrative Agent as of the Resignation Effective Date), and the retiring Lead Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Lead Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Lead Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Lead Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Lead Administrative Agent was acting as the Lead Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Lead Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Lead Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Lead Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
None of the Lenders, if any, identified in this Agreement as a Lead Arranger, Co-Administrative Agent (other than the Lead Administrative Agent) or Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Lead Arranger, Co-Administrative Agent (other than the Lead Administrative Agent) or Co-Syndication Agents, as applicable, as it makes with respect to the Lead Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Lead Administrative Agent) authorized to act for, any other Lender. The Lead Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
ARTICLE IX
Miscellaneous
SECTION 9.01.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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(i)    if to the Borrower, to it at Intuit Inc., 2700 Coast Avenue, Mountain View, California 94043, Attention of Bill Bascom (Email: Bill_Bascom@intuit.com; Telecopy No. (650) 963-2913);
(ii)    if to the Lead Administrative Agent, (A) for operational notices (i.e. borrowings, payments, interest, fees, etc.), to Bank of America, N.A., 901 Main Street, Mail Code: TX1-492-14-11, Dallas, Texas 75202-3714, Attention of Jacqueline Jones (Email: jacqueline.r.jones@baml.com; Telephone No. 972-338-3765; Telecopy No. 214-290-9439), and (B) for any other notice to the Lead Administrative Agent, to Bank of America, N.A., 900 W. Trade Street, 6th Floor, Mail Code: NC1-026-06-03, Charlotte, North Carolina 28255, Attention of Melissa Mullis (Email: melissa.mullis@baml.com; Telephone No. 980-386-9372; Telecopy No. 704-409-0617); and
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Notwithstanding anything to the contrary herein (but subject to the second to last paragraph of Section 5.09), notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Lead Administrative Agent; provided, that, the foregoing shall not apply to notices pursuant to Article II to any Lender if such Lender has advised the Lead Administrative Agent that it is not capable of receiving such notices under such Article by electronic communication. The Lead Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Lead Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

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PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Lead Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Lead Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Lead Administrative Agent from time to time to ensure that the Lead Administrative Agent have on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    The Lead Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests, and Interest Election Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lead Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lead Administrative Agent may be recorded by the Lead Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Lead Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lead Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent

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shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lead Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lead Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, that, the foregoing shall not prohibit (a) the Lead Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Lead Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with the provisions hereof, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any debtor relief law; provided, further, that, if at any time there is no Person acting as the Lead Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Lead Administrative Agent pursuant to Article VII and (ii) subject to the provisions hereof, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
(b)    Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment or as provided in Section 2.23 with respect to the extension of the Revolving Maturity Date, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Lead Administrative Agent with the consent of the Required Lenders; provided, that, no such agreement shall:
(i)    extend or increase the Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby;
(iii)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;
(iv)    change Section 2.18(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v)    change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the

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determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date); or
(vi)    amend Section 1.06 or the definition of “Agreed Currency” without the written consent of each Lender;
provided, further, that, (A) the Fee Letter may be amended, or the rights and privileges thereunder waived, in a writing executed only by the parties thereto, (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, and (C) no such agreement shall amend, modify or otherwise affect the rights or duties of the Lead Administrative Agent hereunder without the prior written consent of the Lead Administrative Agent.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Lead Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Lead Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

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(e)    Notwithstanding anything to the contrary herein, the Lead Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lead Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lead Administrative Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Lead Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Lead Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, willful misconduct or fraud of such Indemnitee or any of its Related Parties or (ii) the material breach by such Indemnitee of its express obligations under this Agreement or any other Loan Document pursuant to a claim initiated by the Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Lead Administrative Agent under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Lead Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid

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amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Lead Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
SECTION 9.04.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lead Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower (provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lead Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that, no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)    the Lead Administrative Agent.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of

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the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Lead Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Lead Administrative Agent otherwise consent; provided, that, no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that, this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Lead Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Lead Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    the assignee shall not be (x) the Borrower or any Subsidiary or Affiliate of the Borrower, (y) a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing or (z) any natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(vi) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

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(iv)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Lead Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Lead Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Lead Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(v)    The Lead Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Lead Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(vi)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Lead Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Lead Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower or the Lead Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (A) such Lender’s obligations under

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this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Lead Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Lead Administrative Agent (in its capacity as Lead Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lead Administrative Agent or any Lender may have had notice or knowledge of any Default or

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incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Aggregate Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Revolving Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lead Administrative Agent or the Lead Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lead Administrative Agent and when the Lead Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto

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hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lead Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. The Lead Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations

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under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lead Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower that is not known to the Lead Administrative Agent or such Lender to be subject to a duty of confidentiality to the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lead Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lead Administrative Agent, the Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lead Administrative Agent, the Lead Arrangers, and the Lenders and their respective Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lead Administrative Agent, each Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Lead Administrative Agent, any Lead Arranger, any Lender nor any of their respective Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Administrative

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Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Lead Administrative Agent, any Lead Arranger, any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lead Administrative Agent, any Lead Arranger, any Lender or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.16.    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, Interest Election Requests, Notices of Loan Prepayment, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lead Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Lead Administrative Agent is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lead Administrative Agent pursuant to procedures approved by it.
SECTION 9.17.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 9.18.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:                    INTUIT INC.,
a Delaware corporation
By:    /s/ R. NEIL WILLIAMS
Name:     R. Neil Williams
Title:     Executive Vice President,
Chief Financial Officer

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CO-ADMINISTRATIVE AGENTS:        BANK OFAMERICA, N.A.,
as Lead Administrative Agent
By:     /s/ DARLEEN R. DIGRAZIA
Name:    Darleen R DiGrazia
Title:    Vice President
JP MORGAN CHASE BANK, N.A.,
as a Co-Administrative Agent
By:    /s/TIMOTHY D. LEE
Name:    Timothy D. Lee
Title:    Vice President

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LENDERS:                    BANK OF AMERICA, N.A.
as Lender
By:    /s/ PATRICK MARTIN
Name:    Patrick Martin
Title:    Managing Director
JP MORGAN CHASE BANK, N.A.,
as Lender
By:    /s/ TIMOTHY D. LEE
Name:    Timothy D. Lee
Title:    Vice President
U.S. BANK NATIONAL ASSOCIATION,
as Lender
By:    /s/ JOAN KIEKCHAEFER
Name:    Joan Kiekchaefer
Title:    SVP
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Lender
By:    /s/ LILLIAN KIM
Name:    Lillian Kim
Title:    Director
THE BANK OF NOVA SCOTIA,
as Lender
By:    /s/ WINSTON LUA
Name:    Winston Lua
Title:    Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:    /s/ SEBASTIAN SZENDZIELORZ
Name:    Sebastian Szendzielorz
Title:    Vice President

BARCLAYS BANK PLC,
as Lender

By:    /s/ KRISHNA MANEK
Name:    KRISHNA MANEK
Title:    VICE PRESIDENT
EXECUTED IN LONDON

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender

By:    /s/ STEPHANIE W LEE
Name:    Stephanie W Lee
Title:    Relationship Manager

THE NORTHERN TRUST COMPANY,
as Lender

By:    /s/ JOHN LASCODY
Name:    John Lascody
Title:    Vice President

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Lead Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and percentage interest[s] identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:
an [Affiliate][Approved Fund][1] of [identify Lender]

3.	Borrower:	Intuit Inc., a Delaware corporation

4.	Co-Administrative Agents:	Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co- Administrative Agents under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 1, 2016 among Intuit
	Inc., a	Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co- Administrative Agents

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:    , 20_    [TO BE INSERTED BY LEAD ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.)
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:      Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:      Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A..
as Lead Administrative Agent

By:      Name:
Title:

[Consented to:]4 INTUIT INC.,
a Delaware corporation

By:      Name:
Title:

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.09 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lead Administrative Agent or any other Lender, and
(v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Lead Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Lead Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Lead Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF OPINION OF THE BORROWER’S COUNSEL

[Attached]

SECTION 9.19 February , 2016

To the Lead Administrative Agent and the Lenders party on the date hereof to the Credit Agreement referred to below	DRAFT January 26, 2016

Re:    Intuit Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 4.01(b) of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Intuit Inc., a Delaware corporation (the “Borrower” or the “Company”), the Lenders parties thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-administrative agents (the “Co- Administrative Agents”) for said Lenders.    We have acted as counsel for the Borrower in connection with the Credit Agreement. Unless otherwise defined herein (including but not limited to the Exhibits hereto), terms defined in the Credit Agreement are used herein as therein defined.

In rendering this opinion, we have made such legal and factual examinations and inquiries as we have deemed necessary for the purpose of rendering this opinion. We have also assumed that, with respect to factual matters, all the representations and warranties made by the Company in, or pursuant to, the Credit Agreement (other than matters expressly covered in the opinions set forth in paragraphs 1 and 2 below) are true and complete in all material respects.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the lack of any undisclosed termination, modification, waiver or amendment to the Credit Agreement, the legal competence and capacity of all persons or entities executing the same, the good standing of all entities (other than the Company) in the States of the United States in which they were formed and, if required to be qualified to do business in the State of California, in such State, and the due authorization, execution and delivery of the Credit Agreement by the Co-Administrative Agents and the Lenders.

For the purposes of this opinion, we have also assumed, without independent investigation, that: (a) the Credit Agreement, along with any related fee letter, reflects the complete understanding and agreement of the parties concerning the subject matter thereof; and (b) the Credit Agreement is a legal, valid and binding obligation of the Co-Administrative Agents and the Lenders, enforceable against such parties in accordance with its terms.

16319/00630/DOCS/3893598.2

Without limitation, this opinion is subject to, and we render no opinion with respect to, the following:

(a)the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, bulk sales, fraudulent conveyance, preferential transfers, equitable subordination and other similar laws relating to or affecting the rights and remedies of creditors generally;

(b)the effect of general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute, concepts of materiality, reasonableness, good faith and fair dealing, unconscionability and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(c)the effect of limitations imposed by reason of generally applicable public policy principles or considerations or limitations imposed by or resulting from the exercise by any court of its discretion;

(d)the existence or effect of any implied duty or covenant of good faith and fair dealing to which the Co-Administrative Agents or any Lender may have been or may be subject;

(e)the effect of any applicable law or court decisions that requires a lender to enforce its remedies in a commercially reasonable manner;

(f)except as set forth in our opinion in paragraph 5 below, any federal or state securities laws;

(g)the effect of state and federal laws and judicial decisions that provide, among other things, (i) that oral modifications to a contract or waivers of contractual provisions may be enforceable, if the modification was performed, notwithstanding any express provision in the agreement that the agreement may only be modified or an obligation thereunder waived in writing, or (ii) that an implied agreement may be created from trade practices or course of conduct;

(h)the enforceability of any provision purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens in connection with any litigation arising out of or pertaining to the Credit Agreement;

(i)the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Credit Agreement;

(j)any waivers or releases of rights by a debtor, to the extent any of such waivers or releases are not enforceable under applicable law or public policy principles,

including any provision that purports to waive broadly or vaguely stated rights, unknown future rights, the benefits of statutory, regulatory or constitutional rights, or rights to dam- ages or rights which may not be waived on statutory or public policy grounds;

(k)the effect of equitable principles on the enforceability of any provisions of the Credit Agreement providing that (i) rights or remedies are not exclusive, (ii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or (iii) the failure to exercise, or any delay in exercising, rights or powers available under the Credit Agreement will not operate as a waiver of any such right or power, or any provision providing for liquidated damages;

(l)applicable statutes and judicial decisions which provide, among other things, that a court may limit the granting of attorneys’ fees to those attorneys’ fees which are determined by the court to be reasonable and that attorneys’ fees may be granted only to a prevailing party and that a contractual provision for attorneys’ fees is deemed to extend to both parties (notwithstanding that such provision by its express terms benefits only one party);

(m)any provision in the Credit Agreement that permits or authorizes the Lead Administrative Agent or the Lenders to exercise remedies or impose penalties or an increase in interest rate for late payment or other default if it is determined that the default is not material, the remedies or penalties bear no reasonable relation to the damage suffered by the Lead Administrative Agent or the Lenders as a result of the default or it cannot be demonstrated that the enforcement of the remedies or penalties is reasonably necessary for the protection of the Lead Administrative Agent or the Lenders;

(n)the enforceability of any provisions in the Credit Agreement releasing or exonerating a party from liability or providing for indemnification or contribution, to the extent enforcement of such provisions would be contrary to public policy or indemnify a party against liability for the party’s own fraud or wrongful or negligent acts or omissions;

(o)the enforceability of any waiver of the Company’s right to assert counterclaims or other claims or defenses or any waivers or releases of rights by a debtor, to the extent any of such waivers or releases are not enforceable under applicable law or public policy principles, including any provision that purports to waive broadly or vaguely stated rights, unknown future rights, the benefits of statutory, regulatory or constitutional rights, or rights to damages or rights which may not be waived on statutory or public policy grounds; and

(p)any pension, employee benefit, antitrust, environmental or land use law, rule or regulation.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by Borrower (or any of its agents or representatives) concerning the business, assets, operations, financial condition or affairs of Borrower or any of its Subsidiaries or any other information furnished to you by Borrower or any of its agents or representatives.

With respect to our opinion expressed in paragraph 1 below that Borrower is in good standing under the laws of the State of Delaware, we have relied exclusively on the Delaware Certificate of Good Standing.

With respect to our opinion in paragraph 3 below, we note that the Credit Agreement may be required to be filed and/or disclosed in a current report on Form 8-K by Borrower with the Securities and Exchange Commission.

We are admitted to practice law in the State of California and in the State of New York. The opinions expressed herein are limited to the existing internal laws of the State of California, the existing internal laws of the State of New York, the Delaware General Corporation Law as in effect on the date hereof (the “DGCL”), and the existing federal laws of the United States of America, assuming that such laws apply to the matters expressed herein.

Our opinion is limited to such California and New York state and United States federal statutes, laws, rules or regulations, and provisions of the DGCL, as in our experience are of general application to transactions of the sort contemplated by the Credit Agreement.

This opinion is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports. In rendering the opinions below, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

Based upon and subject to the foregoing, and subject to all of the assumptions, qualifications, exceptions and limitations contained herein, we are of the following opinion:

1.The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of Borrower and do not (i) violate the terms of the Charter or the By-laws, or (ii) violate the DGCL, any California State, New York State or United States federal law, rule or regulation applicable to the Borrower (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System).

3.No authorization, approval or other action by, and no notice to or filing with, any California State, New York State, or United States federal, governmental authority or regulatory body, or pursuant to the DGCL to any governmental authority or regulatory body, is required for the due execution, delivery and performance, as of the date hereof, by the Borrower of the Credit Agreement or the Notes.

4.Each of the Credit Agreement and each Note has been duly executed and delivered on behalf of the Borrower. Each of the Credit Agreement and each Note is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

5.The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

This opinion is intended solely for the use of the Lead Administrative Agent and Lenders as of the date of this opinion letter for the purpose of the above transaction, and is not to be relied upon for any other purpose or by any other person or entity, without our prior written consent, except that (a) a copy of this opinion may be delivered by any Lender to any person or entity that is a permitted assignee of a Lender, and becomes a Lender in accordance with the provisions of the Credit Agreement (a “Permitted Assignee”) and (b) this opinion letter may be relied upon by any Permitted Assignee on the condition and understanding that any such reliance by a Permitted Assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law or facts, and any reliance on the opinions expressed herein by any such assignee after the date of this letter shall be as to such opinions as of the date of this letter and such assignment or reliance shall not constitute a reissuance of any of such opinions as of the date of any such subsequent assignment or as of any other subsequent date. This opinion speaks as of the date first written above, and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	David K. Michaels, a Partner

EXHIBIT C

[FORM OF] INCREASING LENDER SUPPLEMENT

This INCREASING LENDER SUPPLEMENT, dated    , 20    (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Revolving Commitments and/or enter into one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such Incremental Term Loans;

WHEREAS, the Borrower has given notice to the Lead Administrative Agent of its intention to [increase the Aggregate Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20 of the Credit Agreement; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Lead Administrative Agent this Supplement.

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[ ] thereby making the aggregate amount of its total Revolving Commitment equal to $[ ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[ ] with respect thereto].

2.The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:      Name:
Title: Accepted and agreed to as of the date first written above:
INTUIT INC.,
a Delaware corporation

By:      Name:
Title:
Acknowledged as of the date first written above: BANK OF AMERICA, N.A., as Lead Administrative Agent

By:      Name:
Title:

EXHIBIT D

[FORM OF] AUGMENTING LENDER SUPPLEMENT

This AUGMENTING LENDER SUPPLEMENT, dated    , 20    (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents.

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend new Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Lead Administrative Agent, by executing and delivering to the Borrower and the Lead Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto.

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $[ ]] [and] [a commitment with respect to a tranche of Incremental Term Loans in an amount equal to $[ ]].

2.The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.09 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Lead Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Lead Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Lead Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.The undersigned’s address for notices for the purposes of the Credit Agreement is as follows: [    ].

4.The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.	Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:      Name:
Title: Accepted and agreed to as of the date first written above:
INTUIT INC.,
a Delaware corporation

By:      Name:
Title:
Acknowledged as of the date first written above: BANK OF AMERICA, N.A., as Lead Administrative Agent

By:      Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

(a)    INTUIT INC. CREDIT FACILITIES
February 1, 2016

LIST OF CLOSING DOCUMENTS

A.	LOAN DOCUMENTS[1]

1.
Credit Agreement (the “Credit Agreement”) among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents, evidencing credit facilities to the Borrower from the Lenders in an initial aggregate principal amount of $1,500,000,000.

SCHEDULES

Schedule 2.01 – Commitments Schedule 6.01 – Existing Liens Schedule 6.04 – Existing Debt

EXHIBITS

Exhibit A    – Form of Assignment and Assumption
Exhibit B    – Form of Opinion of Borrower’s Counsel
Exhibit C    – Form of Increasing Lender Supplement
Exhibit D    – Form of Augmenting Lender Supplement
Exhibit E    – List of Closing Documents
Exhibit F    – Form of Revolving Maturity Date Extension Request
Exhibit G-1    – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit G-2    – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit G-3    – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit G-4    – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit H    – Form of Borrowing Request
Exhibit I    – Form of Interest Election Request
Exhibit J    – Form of Notice of Loan Prepayment

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(f) of the Credit Agreement.

1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

B.	CORPORATE DOCUMENTS

3.
Certificate of the Secretary or an Assistant Secretary of the Borrower certifying as true, correct and complete (i) the Certificate of Incorporation or other charter document of the Borrower attached thereto, which has been certified as of a recent date by the Secretary of State of Delaware, (ii) the by-laws or other applicable organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document, and (iv) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents, and authorized to request a Borrowing under the Credit Agreement.

4.	Good Standing Certificate for the Borrower from the Secretary of State of Delaware.

C.	OPINION

5.	Opinion of Fenwick & West LLP, counsel for the Borrower.

D.	CLOSING CERTIFICATES AND MISCELLANEOUS

6.
A Certificate signed by a Responsible Officer of the Borrower certifying the following as of the Effective Date: (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct, (ii) no Default or Event of Default has occurred and is then continuing, and (iii) all governmental and third party approvals necessary or, in the reasonable discretion of the Lead Administrative Agent, advisable in connection with the Transactions have been obtained and are in full force and effect.

7.	Payoff Letter in respect of the Existing Credit Agreement.

8.
(i) Audited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended July 31, 2015 and July 31, 2014, and (ii) unaudited interim Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended October 31, 2015.

9.
All documentation and other information that it has reasonably requested by each Lender in writing at least ten (10) days prior to the Effective Date that such Lender has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

EXHIBIT F

[FORM OF] REVOLVING MATURITY DATE EXTENSION REQUEST

[Date]

Bank of America, N.A.,
as Lead Administrative Agent Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America,
N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement. In accordance with Section 2.23 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Revolving Maturity Date from [ ], 20[ ] to [ ], 20[ ], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Revolving Commitments (and related Revolving Loans) extended to such new Revolving Maturity Date, which changes shall become effective on [__], 20[ ], [and] [(iii) the amendments to the terms of the Credit Agreement set forth below, which amendments shall become effective on [ ], 20[ ]:

INTUIT INC.,
a Delaware corporation

By:      Name:
Title:

Each of the undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Revolving Maturity Date. The maximum amount of the Revolving Commitment of each of the undersigned with respect to which each of the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Revolving Maturity Date is set forth [under its signature][on the attached Schedule [ ]].

Name of Institution:

By:      Name:
Title:

For any Institution requiring a second signature line:

By:      Name:
Title:

EXHIBIT G-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lead Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Lead Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Lead Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:      Name:
Title:

Date:    , 20[__]

EXHIBIT G-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:      Name:
Title:

Date:    , 20[__]

EXHIBIT G-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and
(v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:      Name:

Title:

Date:    , 20[__]

EXHIBIT G-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code,
(iv)none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lead Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Lead Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Lead Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:      Name:
Title:

Date:    , 20[__]

EXHIBIT H

[FORM OF] BORROWING REQUEST

TO:    Bank of America, N.A., as Lead Administrative Agent

RE: Credit Agreement, dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents

DATE:    [Date]

The undersigned hereby requests (select one):

☐	A Revolving Loan Borrowing

☐	A Term Loan Borrowing

---

1.	On (a Business Day)

2.	In the amount of $ .

3.	Type:	☐	ABR Borrowing
		☐	Eurocurrency Borrowing

4.	For Eurocurrency Borrowings: with an initial Interest Period of months.

5.	For Eurocurrency Borrowings, in the following Agreed Currency:

6.	The proceeds of such Borrowing shall be disbursed to the following account: [insert location and number of account]

With respect to such Borrowing, the Borrower hereby represents and warrants that [(i) such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii)] each of the conditions set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned Responsible Officer of the Borrower has caused this Borrowing Request to be executed as of the date first above written.

INTUIT INC.,
a Delaware corporation

By:      Name:
Title:

EXHIBIT I

[FORM OF] INTEREST ELECTION REQUEST

TO:    Bank of America, N.A., as Lead Administrative Agent

RE: Credit Agreement, dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents

DATE:    [Date]

The undersigned hereby requests (select one):

☐	A [conversion][continuation] of a Revolving Loan Borrowing

☐	A [conversion][continuation] of a Term Loan Borrowing

---

1.	On (a Business Day)

2.	Type:	☐	$_______________________	as a ABR Borrowing
		☐	$_______________________	as a Eurocurrency Borrowing

4.	For Eurocurrency Borrowings: with an initial Interest Period of months.

5.	For Eurocurrency Borrowings, in the following Agreed Currency:

With respect to such Interest Election Request, the Borrower hereby represents and warrants that each of the conditions set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the date of such conversion or continuation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned Responsible Officer of the Borrower has caused this Interest Election Request to be executed as of the date first above written.

INTUIT INC.,
a Delaware corporation

By:      Name:
Title:

EXHIBIT J

[FORM OF] NOTICE OF LOAN PREPAYMENT

TO:    Bank of America, N.A., as Lead Administrative Agent

RE: Credit Agreement, dated as of February 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents

DATE:    [Date]

The Borrower hereby notifies the Lead Administrative Agent that on [Date], pursuant to the terms of Section 2.11 of the Credit Agreement, the Borrower intends to prepay the following Loans as more specifically set forth below:

☐	Voluntary prepayment of a [Revolving Loan Borrowing][Term Loan Borrowing] in the following amount(s):

☐	Eurocurrency Borrowing: $_________________
Applicable Interest Period(s):

☐	ABR Borrowing: $_____

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned Responsible Officer of the Borrower has caused this Notice of Loan Prepayment to be executed as of the date first above written.

INTUIT INC.,
a Delaware corporation

By:      Name:
Title: